Execution


                    STRUCTURED ASSET SECURITIES CORPORATION
               MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1998-8


                                TERMS AGREEMENT


                                                          Dated: July 27, 1998



To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of July 1, 1998 (the "Trust Agreement").

Re: Underwriting Agreement Standard Terms dated as of April 16, 1996 (the "Standard Terms," and together with this Terms Agreement, the "Agreement").

Series Designation:  Series 1998-8.

Terms of the Series 1998-8 Certificates: Structured Asset Securities Corporation, Series 1998-8 Mortgage Pass-Through Certificates, Class A-1, Class A-2, Class A-3, Class M-1, Class M-2, Class B, Class X-1, Class X-2,
Class X-3, Class X-4, Class Y-1, Class Y-2, Class Y-3, Class Y-4 and Class R (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of four pools of adjustable and fixed rate, fully amortizing, conventional, first lien residential mortgage loans (the "Mortgage Loans"). Only the Class A-1, Class A-2, Class A-3, Class M-1, Class M-2 and Class B Certificates (the "Offered Certificates") are being sold pursuant to the terms hereof.

Registration Statement:  File Number 333-47499.

Certificate Ratings: It is a condition to the issuance of the Class A-1, Class A-2 and Class A-3 Certificates that they be rated "AAA" by each of Duff & Phelps Credit Rating Co. ("DCR"), Fitch IBCA, Inc. ("Fitch") and Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P," and together with DCR and Fitch, the "Rating Agencies"). It is a condition to the issuance of the Class M-1 Certificates that they be rated "AA" by each of the Rating Agencies. It is a condition to the issuance of the Class M-2 Certificates that they be rated "A" by each of the Rating Agencies. It is a condition to the issuance of the Class B Certificates that they be rated "BBB" by each of the Rating Agencies.

Terms of Sale of Offered Certificates: The Depositor agrees to sell to Lehman Brothers Inc. (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  July 1, 1998.

Closing  Date:  10:00 A.M.,  New York time,  on or about July 30, 1998. On the
Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.

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         If the  foregoing is in  accordance  with your  understanding  of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.


                                                 LEHMAN BROTHERS INC.



                                                 By:  /s/ Joseph Kelly
                                                      Name:    Joseph Kelly
                                                      Title:   Vice President


Accepted:

STRUCTURED ASSET SECURITIES
     CORPORATION


By:  /s/ Stan Labanowski
     Name:     Stanley Labanowski
     Title:    Authorized Signatory

                                  Schedule 1

                        Initial
                      Certificate           Certificate              Purchase
                       Principal             Interest                  Price
Class                  Amount(1)               Rate                 Percentage

Class A-1            $451,000,000               (2)                    100%
Class A-2              92,000,000               (2)                    100%
Class A-3             292,000,000               (2)                    100%
Class M-1              74,076,000               (2)                    100%
Class M-2              44,248,000               (2)                    100%
Class B                29,215,000               (2)                    100%

--------------------------------

(1)      Approximate.
(2) Interest will accrue on the Class A-1, Class A-2, Class A-3, Class M-1, Class M-2 and Class B Certificates at the applicable per annum rate described in the Prospectus Supplement.